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                                  UNITED STATES
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                                META Group, Inc.

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Filed by META Group, Inc. Pursuant to Rule 14a-12 of the Securities Exchange Act
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Subject Company: META Group, Inc.. Commission File No.: 0-27280

On December 27, 2004, META Group, Inc. sent the following e-mail to its employees:

Meta Email to Employees
-----------------------
This morning Gartner, Inc. and META Group, Inc. announced an agreement under which Gartner will acquire META Group. This is an extremely significant announcement for our company, our customers and you, META Group employees. Attached is a copy of a the press release on the announcement and letter Gene Hall, Gartner's chief executive officer, sent to Gartner employees this morning.

Over the past several days, I have spent a considerable amount of time with Gene Hall and the rest of the Gartner management team, who have conveyed their enthusiasm for this transaction. The acquisition will create a stronger company, with increased depth in key sectors, geographies and markets, which will allow us to better serve clients and enhance growth opportunities going forward.

I know each of you would like to know more about this acquisition, and I believe it is important that I share as many of the details of this transaction with you as I can. We will seek to do this in as timely a fashion as possible. Due to the holiday schedule, we will hold an employee conference in January, at which time we will be able to communicate with you in more detail. In the meantime, I encourage you to post yourquestions with us by sending them to questions@metagroup.com, an email address set up expressly for this purpose. We will address those questions that prove to be top-of mind during the January meeting.

While this is exciting news, it is important to stay focused on our clients and our markets as we move forward. I want to thank you all for your hard work and dedication throughout this past year. I look forward to sharing with you more detail about the transaction in the near future.

I hope you are having a safe and relaxing holiday season.

CD
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META Group, Inc. attached to the e-mail the following communication delivered by Gartner, Inc. to its employees on December 27, 2004:

M E M O R A N D U M

TO:    All Gartner Employees

FROM:  Gene Hall

DATE:  December 27, 2004

RE:    META Group Acquisition

I am delighted to share with you the news that Gartner, Inc. will acquire META Group, a leading information technology research and consulting firm. I have attached a copy of the press release on the announcement, which was issued this morning, as well as a letter CD Hobbs, META Group's president and COO, sent to META employees this morning.

This transaction makes great sense in our quest to grow and expand our business. META represents an outstanding strategic fit with Gartner, with both companies sharing complementary business models. In addition, the acquisition will provide us with increased depth in key sectors, geographies and markets, as well as a sales team from META Group that is already highly conversant in Gartner's product and service offerings, further enhancing our ability to grow sales going forward.

We are confident that our clients and shareholders will agree that this acquisition will make Gartner a stronger, more broadly based company, and we are eager to seize this opportunity to add to our team of talented professionals and increase our sales coverage.

The success of this acquisition will depend upon our ability to effectively integrate META 's products, services and - most importantly - associates. We will announce a combined Gartner/META integration team shortly. By mid-January, when that team is formed, you can look forward to regular updates, timelines and FAQ's posted on Gartner at Work in a newly created section entitled "Integration Update." In the following months, we look to all associates for ideas, collaboration and support, as well as to maintain our keen focus on our 2005 revenue targets.

We expect that current and prospective clients and your day-to-day business contacts will have many questions for you about this announcement. We will provide you with guidelines on how to best answer those questions shortly.

In addition, there is likely to be a significant amount of media attention on the announcement. Please be sure to refer any calls related to the announcement from members of the press to Jamie Tully or Brooke Morganstein at our public relations firm Citigate Sard Verbinnen. Their contact information is as follows:

       Jamie Tully                                 Brooke Morganstein
       jtully@sardverb.com                         bmorganstein@sardverb.com
       212-687-8080                                212-687-8080

I want to personally thank each of you for your consistent, unyielding hard work and effort. Your dedication and professionalism have allowed us to reach the position we enjoy today, and will enable us to reach the ambitious goals we have set for Gartner going forward